U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 10/A-9

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

AVT, INC.
(Exact name of small business issuer in its charter)

Nevada (State or jurisdiction of Incorporation or organization)	11-3828743 (I.R.S. Employer Identification No.)

341 Bonnie Circle, Suite 102, Corona, CA 92880 (Address of Principle Executive Offices)	92880 (Zip Code)

Registrant’s telephone number including area code: (951) 737-1057

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

EXPLANATORY NOTE

This Form 10 A/9 has been amended only to provide the Report of Independent Registered Public Accounting Firm for the year ended 2009.  No other changes have been made to the previous amendment to Form 10 A/8 filed with the Commission on November 25, 2011.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 29, 2011	AVT, INC. By: /s/ Natalie Russell Natalie Russell Secretary

MALCOLM L. POLLARD, Inc.
4845 W. LAKE ROAD, # 119
ERIE, PA 16505

(814)838-8258                            FAX (814838-8452

Report of Independent Registered Public Accounting Firm

Board of Directors
AVT, Inc.
Corona, California

We have audited the accompanying balance sheet of AVT, Inc., as of December 31, 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2009 , the results of its operations, changes in stockholders’ equity,  and its cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting standards.

/s/ Malcolm L. Pollard, Inc.
Erie, Pennsylvania
February 25, 2011